Exhibit 10.34

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) by and between AmerisourceBergen Corporation, a Delaware corporation (hereinafter the “Company”), and Robert P. Mauch (the “Executive”), executed by the parties hereto on the dates set forth below and dated and effective as of July 15, 2015.

WHEREAS, the Company and the Executive entered into a Transfer — Offer of At-Will Employment letter dated March 18, 2012 (the “Offer Letter”) pursuant to which the Executive was promoted to the position of Senior Vice President, Drug Operations within the AmerisourceBergen Drug Company;

WHEREAS, the Company and the Executive entered into a Confidentiality, Non-Solicitation and Non-Competition Agreement dated March 23, 2012 (the “Confidentiality Agreement”) which sets forth the severance payments payable upon certain terminations of the Executive’s employment and certain restrictive covenants applicable to the Executive;

WHEREAS, the Executive is currently serving in the position of Executive Vice President of the Company and President, AmerisourceBergen Drug Corporation; and

WHEREAS, the parties wish to enter into this Agreement to reflect the terms of the Executive’s current employment, provide for increased severance payments upon certain terminations of the Executive’s employment and expand the restrictive covenants applicable to the Executive.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.                                      Employment Period.  The Company shall continue to employ the Executive, either directly or through a Subsidiary (as defined below), and the Executive shall continue to serve the Company or any such Subsidiary, on the terms and conditions set forth in this Agreement, beginning the date first set forth above (the “Employment Date”) and until that employment ceases as provided below in Section 4 (the “Employment Period”).  “Subsidiary” means any entity that is controlled, directly or indirectly, by the Company.

2.                                      Position and Duties.

(a)                                 As of the date of this Agreement, the Executive is employed as the Executive Vice President and President, AmerisourceBergen Drug Corporation.  During the Employment Period, the Executive shall continue to be employed in such capacity, or in such other capacity with the Company or any Subsidiary as may be determined from time to time by the Company, provided that any such other capacity shall be at a salary grade level that is substantially equivalent to or greater than the Executive’s salary grade level as of the date of this Agreement.

(b)                                 During the Employment Period, but excluding any periods of vacation and absence due to intermittent illness to which the Executive is entitled, and any services on corporate, civic or charitable boards or committees, lectures, speaking engagements or teaching engagements that are approved by the Executive’s direct supervisor and that do not significantly interfere with the performance of his responsibilities to the Employer (as defined below) or violating the provisions of Section 9, the Executive shall devote his full time and attention during normal business hours to the business and affairs of the Employer and the Executive shall use reasonable efforts to carry out all duties and responsibilities assigned to him faithfully and efficiently.  The “Employer” means the ABC Entity (as defined below) by which the Executive is then employed.  “ABC Entity” means the Company or any Subsidiary, as the case may be.  For purposes of this Agreement, should Executive be employed (or have been employed at any time during the Employment Period) by an Employer or Employers other than the Company, the term “Company” shall be deemed to include or refer to such Employer or Employers, to the extent required by the context.

3.                                      Compensation.

(a)                                 Base Salary.  During the Employment Period, the Executive shall continue to receive annual base salary at the rate in effect as of the Employment Date, payable in accordance with the regular payroll practices of the Company.  The Executive’s base salary shall be reviewed annually by the Compensation and Succession Planning Committee (the “Committee”) of the Board of Directors and/or the Chief Executive Officer of the Company, in accordance with the Company’s standard practices for executives generally, and may be increased as determined by the Committee, in its sole discretion, or by any person or persons to whom the Committee has delegated such authority.

(b)                                 Annual Bonus and Incentive Plans; Other Benefits.  During the Employment Period:  (i) the Executive shall be entitled to participate in any short-term and long-term incentive programs established and/or maintained by the Company for its senior level executives generally; (ii) the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company to at least the same extent as other senior executives of the Company; (iii) the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company to at least the same extent as other senior executives of the Company; and (iv) the Executive shall be entitled to, and the Company shall provide the Executive with, not less than the number of weeks of vacation during each calendar year to which the Executive is entitled as of the date of this Agreement.  In addition, the Executive shall be entitled to annual reimbursement for tax and financial planning and tax preparation in accordance with the Company’s standard practice for executives generally.

(c)                                  Expenses.  During the Employment Period, the Executive shall be entitled to receive advancement or prompt reimbursement for all reasonable expenses incurred or anticipated to be incurred by the Executive in carrying out the Executive’s duties under this Agreement, provided that the Executive complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses.

(d)                                 Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to Sections 3(b), 3(c) and 5(a) does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended from time to time (“Code”), and its implementing regulations and guidance (“Section 409A”) (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

4.                                      Termination of Employment.

(a)                                 Death or Disability.  The Executive’s employment and the Employment Period shall terminate automatically upon the Executive’s death or long term Disability during the Employment

Period.  “Disability” means a condition entitling the Executive to benefits under the Company’s Long Term Disability Plan, policy or arrangement.

(b)                                 By the Company.  The Company may terminate the Executive’s employment under this Agreement during the Employment Period for Cause or without Cause.  “Cause” means:

(i)                                     the continued failure by the Executive to substantially perform his duties as contemplated by this Agreement (other than any such failure resulting from his incapacity due to physical or mental illness or injury or any such actual or anticipated failure after the issuance by the Executive of a Notice of Termination for Good Reason) over a period of not less than thirty days after a demand for substantial performance is delivered to the Executive by the Board or by the Chief Executive Officer of the Company, which demand identifies the manner in which it is believed that the Executive has not substantially performed his duties;

(ii)                                  the willful misconduct of the Executive materially and demonstrably injurious to the Company (including, without limitation, any breach by the Executive of Section 9 of this Agreement); provided that no act or failure to act on the Executive’s part will be considered willful if done, or omitted to be done, by him in good faith and with reasonable belief that his action or omission was in the best interest of the Company;

(iii)                               the Executive’s conviction of a misdemeanor, which, as determined in good faith by the Board, constitutes a crime of moral turpitude and gives rise to material harm to the Company or to any subsidiary or affiliate of the Company; or

(iv)                              the Executive’s conviction of a felony (including, without limitation, any felony constituting a crime of moral turpitude).

(c)                                  By the Executive.  The Executive may terminate employment under this Agreement for Good Reason or without Good Reason.  “Good Reason” means:

(i)                                     any reduction in the Executive’s base salary; or

(ii)                                  material failure by the Company to comply with any provision of Sections 2 and 3 of this Agreement (including, but not limited to, a diminution in the Executive’s authority, duties, or responsibilities) other than an isolated, insubstantial or inadvertent failure that is not taken in bad faith and is remedied by the Company within 30 days after receipt of written notice thereof from the Executive.

Notwithstanding the foregoing, “Good Reason” for purposes of Section 4(c)(i) shall not include a reduction in base salary if such reduction is coincident with a reduction applicable to all members of the senior management team.  A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific conduct that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies.  Such Notice of Termination for Good Reason must be received by the Company no later than the 60th day after the event, or last in a series of events, that gives rise to Good Reason.  The Company shall have 30 days to remedy the conduct set forth in the Notice of Termination for Good Reason.  A termination of employment by the Executive for Good Reason shall be effective on the 60th day following the date when the Notice of Termination for Good Reason is given, unless the conduct set forth in the notice is remedied by the Company within the 30-day period.  A termination of the Executive’s employment by the Executive without Good Reason shall be effected by giving the Company at least 30 days’ advance written notice of the termination.

(d)                                 Date of Termination.  The “Date of Termination” means the date of the Executive’s death, the date of the Executive’s Disability, or the date the termination of the Executive’s employment under this Agreement by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason, as the case may be, is effective.  The Employment Period shall end on the Date of Termination.

(e)                                  Separation from Service.  For purposes of determining under Section 409A whether there has been a “separation from service” with the meaning of Treasury Regulation Section 1.409A-1(h) (or any successor regulation), the Executive shall be deemed to have incurred a separation from service if his employment has been terminated in accordance with this Section 4 and he is performing less than 50% of the average level of bona fide services he was performing for the Company in the immediately preceding 36-month period (“Separation From Service”).  In addition, notwithstanding any other provision of this Agreement to the contrary, any payment or benefit described in Section 5 that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to Executive upon a Separation From Service as defined herein.

5.                                      Obligations of the Company upon Termination.

(a)                                 By the Company Other Than for Cause; or By the Executive for Good Reason.  If, during the Employment Period, the Company terminates the Executive’s employment under this Agreement (other than for Cause) or the Executive terminates employment under this Agreement for Good Reason:

(1)                                 the Executive shall be entitled to continued payment for two years after the Separation From Service of the Executive’s base salary (as in effect on the Date of Termination), which amounts shall be paid in installments over such two-year period pursuant to the Company’s normal payroll policy,

(2)                                 the Executive shall be entitled to receive a bonus payment equal to the amount, if any, to which the Executive would be entitled to receive under the Company’s annual bonus program if the Executive had remained employed for the fiscal year of the Company in which such Separation from Service occurs (based on the degree of attainment of the bonus objectives applicable to the Executive for such fiscal year determined on the same basis as such determinations are made for participating associates generally but assuming 100% attainment of any individual performance objectives), multiplied by a fraction, the numerator of which is the number of days in such current fiscal year through the Separation from Service, and the denominator of which is 365, with any such amount to be paid at the same time as annual bonuses for the fiscal year in which such Separation from Service occurs are paid by the Company under the applicable bonus program generally but in no event later than December 31st of the calendar year following the calendar year that includes the last day of the applicable fiscal year; and

(3)                                 For the eighteen month period following the Executive’s Separation From Service (subject to earlier termination as described below), the Company will pay the COBRA premium costs of medical, prescription, dental and vision coverage, if any, under the Company’s group health plans for the Executive and, to the extent permitted under COBRA, the Executive’s spouse and eligible dependents, if any, with such payment not to exceed the COBRA rates for such coverage; provided, however, that entitlement to any such COBRA premium payments shall terminate upon COBRA ineligibility, including, without limitation, by reason of the Executive’s commencement of eligibility under the group health plan of any other employer and the Executive’s commencement of eligibility for Medicare benefits under Title XVIII of the Social Security Act.  The Executive shall notify the Company of the commencement of the

Executive’s eligibility under the group health plan of any other employer and/or of eligibility for Medicare benefits under Title XVIII of the Social Security Act at any time during the eighteen month period following the Executive’s Separation From Service.  If the Executive remains on COBRA coverage for the entire 18-month period in which he is entitled to such Company paid coverage, the Company will make monthly payments to the Executive for the 6-month period immediately following the expiration of the 18-month COBRA period equal to the amount of premium costs that the Company would have paid on his behalf had the Executive been eligible to continued coverage under COBRA.  Notwithstanding anything to the contrary set forth above, the Company, in its sole discretion, may discontinue any coverage contemplated hereunder in the event that such continuation is not permitted under or would adversely affect the tax status of the plan or plans of the Company pursuant to which the coverage is provided or could result in an excise tax on the Company or the Executive, in which case the Company shall make supplemental severance payments to the Executive in monthly amounts equal to the amounts to which the Executive otherwise would have been entitled hereunder in respect of such coverage for the remainder of the period that the Company otherwise would have been obligated to pay such COBRA premium costs on behalf of the Executive.  Any amounts that are paid on the Executive’s behalf or paid directly to the Executive as supplemental severance payments will be considered taxable income to the Executive and any taxes on such amounts will be the Executive’s responsibility and subject to applicable tax withholding.

In addition, the Executive shall be entitled to receive executive level outplacement assistance under any outplacement assistance program then being maintained by the Company in accordance with the terms of any such program, or if no such program then exists, in an amount not to exceed $10,000; provided that any reimbursable expense must be incurred by the Executive no later than the end of the second calendar year following the year of the Separation From Service.  The Executive shall also become vested in any outstanding options, restricted stock or other equity incentive awards only to the extent provided for under the terms governing such equity incentive award.  The Company shall also pay, or cause to be paid, to the Executive, in a lump sum in cash within 30 days after the Separation From Service, the following accrued but unpaid cash compensation of the Executive (the “Accrued Obligations”):  (W) the Executive’s base salary through the Date of Termination that has not yet been paid, (X) any annual bonus approved by the Committee prior to the Executive’s Separation From Service with respect to the immediately preceding fiscal year that has not been paid, (Y) any accrued but unpaid vacation pay, and (Z) any unreimbursed employee business expenses; provided, however, that the Company’s obligation to make any payments, or cause any payments to be made, under this paragraph (a) to the extent any such payment shall not have accrued as of the day before the Date of Termination shall also be conditioned upon the Executive’s execution, and non-revocation, by the 60th day following the Date of Termination, of a written release, substantially in the form attached hereto as Annex 1, of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment under this Agreement or the termination thereof (other than any entitlements under the terms of this Agreement to indemnification or under any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued and is due a benefit).  The payments and benefits described in this paragraph (a) (other than those payments and benefits accrued as of the day before the Date of Termination) will be paid, or will begin to be paid or provided, as applicable, as soon as administratively practicable after the release becomes irrevocable, provided that if the 60-day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.

To the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A to payments due to the Executive upon or following his Separation From Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Executive’s Separation From Service will be deferred (without interest) and paid to the Executive in a lump sum immediately following that six month period.  This provision shall not be construed as preventing payments pursuant to Section 5 equal to an amount up to 2 times the lesser of (a) the Executive’s annualized compensation for the year prior to the Separation From Service, and (b) the maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) of the Code, being paid to the Executive in the first six months following the Separation From Service.  For purposes of the application of Section 409A of the Code, each payment in a series of payments described in this Section 5 will be deemed a separate payment.

(b)                                 Death or Disability.  If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, the Company shall pay the Accrued Obligations to the Executive or the Executive’s estate or legal representative, as applicable, in a lump sum in cash within 30 days after the Date of Termination.  In such event, the Company shall have no further obligations under this Agreement or otherwise to or with respect to the Executive other than for any entitlements under the terms of any other plans or programs of the Company in which the Executive participated and under which the Executive has become entitled to a benefit.

(c)                                  By the Company for Cause; By the Executive Other than for Good Reason.  If the Executive’s employment is terminated by the Company for Cause during the Employment Period, or the Executive voluntarily terminates employment during the Employment Period, other than for Good Reason, the Company shall pay the Executive, or shall cause the Executive to be paid, the Executive’s base salary through the Date of Termination that has not been paid and the amount of any declared but unpaid bonuses, accrued but unpaid vacation pay, and unreimbursed employee business expenses, and the Company shall have no further obligations under this Agreement or otherwise to or with respect to the Executive other than for any entitlements under the terms of any other plans or programs of the Company in which the Executive participated and under which the Executive has become entitled to a benefit.

6.                                      Change in Control.  It is the intention of the parties that payments to be made to the Executive whether under the terms of this Agreement or otherwise shall not constitute “excess parachute payments” within the meaning of Section 280G of the Code and any regulations thereunder.  If the independent accountants serving as auditors for the Company on the date of this Agreement (or any other independent certified public accounting firm designated by the Company) determine that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would be nondeductible by the Company pursuant to Section 280G of the Code (or any successor provision), then the amounts payable or distributable under this Agreement will be reduced to the maximum amount which may be paid or distributed without causing such payments or distributions to be nondeductible.  The determination shall take into account (a) whether the payments or distributions are “parachute payments” under Section 280G, (b) the amount of payments and distributions under this Agreement that constitute reasonable compensation, and (c) the present value of such payments and distributions determined in accordance with Treasury Regulations in effect from time to time.  If a reduction is required in accordance with this Section 6, cash payments will be reduced before any acceleration of vesting or forfeiture conditions are eliminated and future payments will be reduced before amounts that are immediately payable.

7.                                      Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company for which the Executive may qualify.  Vested benefits and other amounts that the Executive is otherwise entitled to receive on or after the Date of Termination under any plan, policy, practice or program of, or any contract or agreement with, the Company shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

8.                                      No Mitigation.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment (except as otherwise provided in Section 5(a)(3) of this Agreement with respect to the payment of COBRA premiums).

9.                                      Confidential Information; Non-solicitation; Non-competition.

(a)                                 The Executive agrees and acknowledges that by reason of his employment by and service to the Company, he will have access to, become exposed to and/or become knowledgeable about confidential information of the Company (the “Confidential Information”) from time to time during the Employment Period, including, without limitation, proposals, plans, inventions, practices, systems, programs, processes, methods, techniques, research, records, supplier sources, customer lists and other forms of business information that are not known to the Company’s competitors, are not recognized as being encompassed within standard business or management practices and/or are kept secret and confidential by the Company.  Executive agrees that at no time during or after the Employment Period will he disclose or use the Confidential Information except as may be required in the prudent course of business for the benefit of the Company.  The Executive also agrees to be subject to the Company’s Code of Ethics and Business Conduct as in effect from time to time during the Employment Period.

(b)                                 The Executive acknowledges that the Company is generally engaged in business throughout the United States.  During the Executive’s employment by the Company and for two years after the Date of Termination or the expiration of the Employment Period, the Executive agrees that he will not, unless acting with the prior written consent of the Company, directly or indirectly, own, manage, control, or participate in the ownership, management or control of, or be employed or engaged by, or otherwise affiliated or associated with, as an officer, director, employee, consultant, independent contractor or otherwise, any other corporation, partnership, proprietorship, firm, association or other business entity, which is engaged in any business, including the wholesale distribution of pharmaceutical products, that, or otherwise engage in any business that, as of the Date of Termination or expiration of the Employment Period, as applicable, is engaged in by the Company, has been reviewed with the Board for development to be owned or managed by the Company, and/or has been divested by the Company but as to which the Company has an obligation to refrain from involvement, but only for so long as such restriction applies to the Company; provided, however, that the ownership of not more than 5% of the equity of a publicly traded entity shall not be deemed to be a violation of this paragraph.  During such two-year period, Executive also agrees to make himself reasonably available to the Company for consulting at a per diem rate that reflects his annual salary as in an effect prior to his termination of employment (plus reimbursement of Executive’s reasonable expenses).  Notwithstanding the foregoing, the Executive shall be relieved of the covenants provided for in this subsection in the event that the Company fails to make payments to Executive as provided for in Section 5(a) of this Agreement.

(c)                                  The Executive also agrees that he will not, directly or indirectly, during the period described in paragraph (b) of this Section 9 induce any person who is an employee, officer, director, or agent of the Company, to terminate such relationship, or employ, assist in employing or otherwise be associated in business with any present or former employee or officer of the Company, including without limitation those who commence such positions with the Company after the Date of Termination.

(d)                                 The Executive acknowledges and agrees that the restrictions contained in this Section 9 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should the Executive breach the provisions of this Section.  The Executive represents and acknowledges that (i) the Executive has been advised by the Company to consult the Executive’s own legal counsel in respect of this Agreement, (ii) the Executive has consulted with and been advised by his own counsel in respect of this Agreement, and (iii) the Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Executive’s counsel.

(e)                                  The Executive further acknowledges and agrees that a breach of the restrictions in this Section 9 will not be adequately compensated by monetary damages.  The Executive agrees that actual damage may be difficult to ascertain and that, in the event of any such breach, the Company shall be entitled to injunctive relief in addition to such other legal or equitable remedies as may be available to the Company.  In the event that the provisions of this Section 9 should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended such that those provisions are made consistent with the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that those provisions otherwise be enforced to the maximum extent permitted by law.

(f)                                   If the Executive breaches his obligations under this Section 9, he agrees that suit may be brought, and that he consents to personal jurisdiction, in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Chester County, Pennsylvania; consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding; and waives any objection which he may have to the laying of venue of any such suit, action or proceeding in any such court.  The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

(g)                                  For purposes of this Section 9, the term “Company” shall be deemed to include each Subsidiary of the Company.

10.                               Successors.

(a)                                 This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                                  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

11.                               Miscellaneous.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                                 All notices and other communications under this Agreement shall be in writing and shall be given by hand to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive, to the address on file with the Company.

If to the Company:

AmerisourceBergen Corporation

227 Washington Street

Conshohocken, PA 19428

Attention:  Chief Executive Officer

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 11.  Notices and communications shall be effective when actually received by the addressee.

(c)                                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d)                                 Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e)                                  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 5 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f)                                   This Agreement contains the entire understanding of the Executive and the Company with respect to employment of the Executive and supersedes any and all prior understandings, written or oral, between the Company or any Subsidiary and the Executive including, without limitation, (i) the Offer Letter and (ii) the Confidentiality Agreement.

(g)                                  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

12.                               The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations, including, but not by way of limitation, those rights and obligations set forth in Sections 3, 5, 6, 9 and 11.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of the Committee, the Company has caused this Agreement to be executed in its name on its behalf, in each case on the date(s) set forth below.

AMERISOURCEBERGEN CORPORATION

By:	/s/ Steven H. Collis
Name:	Steven H. Collis
Title:	President and Chief Executive Officer

Dated:	07/07/15

EXECUTIVE

/s/ Robert P. Mauch
Robert P. Mauch

Dated:	07/07/15

ANNEX 1

SEPARATION OF EMPLOYMENT AGREEMENT
AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this      day of           ,      , by and between AmerisourceBergen Corporation (the “Company”) and (the “Executive”).

WHEREAS, Executive formerly was employed as                     ;

WHEREAS, Executive and Company entered into an Employment Agreement, dated           ,      , (the “Employment Agreement”) which provides for certain severance benefits in the event that Executive’s employment is terminated on account of a reason set forth in the Employment Agreement;

WHEREAS, Executive and the Company mutually desire to terminate Executive’s employment on an amicable basis, such termination to be effective           ,        (the “Date of Resignation”); and

WHEREAS, in connection with the termination of Executive’s employment, the parties have agreed to a separation package and the resolution of any and all disputes between them.

NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:

1.                                      (a)                                 Executive, for and in consideration of the commitments of the Company as set forth in Paragraph 5 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (each, a “Releasee” and collectively, “Releasees”) from all legally waivable causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s employment to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with the Company and/or its predecessors, subsidiaries or affiliates, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs.  This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b)                                 To the fullest extent permitted by law, and subject to the provisions of Paragraph 10 below, Executive represents and affirms that (i) Executive has not filed or caused to be filed on Executive’s behalf any claim for relief against the Company or any Releasee and, to the best of Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the

Company or any Releasee on Executive’s behalf; (ii) Executive has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities; and (iii) Executive will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of this Agreement.

(c)                                  Nothing in the Agreement will be deemed to release the Company from (i) claims solely to enforce this Agreement, (ii) claims for indemnification under the Company’s By-Laws, (iii) claims for payment or reimbursement pursuant to any employee benefit plan, policy or arrangement of the Company or (iv) claims that cannot be waived as a matter of law.

2.                                      In consideration of the Company’s agreements as set forth in Paragraph 5 herein, Executive agrees to be bound by the terms of Section 9 of the Employment Agreement.

3.                                      Executive agrees and recognizes that Executive has permanently and irrevocably severed Executive’s employment relationship with the Company, that Executive shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ Executive in the future.

4.                                      Executive further agrees that Executive will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement.  The Company agrees that its officers and directors will not disparage or subvert the Executive, or make any statement to any person outside the Company reflecting negatively on the Executive, including, but not limited to, any matters relating to the Executive’s performance or the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement.

5.                                      In consideration for Executive’s agreement as set forth herein, the Company agrees that the Company shall provide the following:

[insert description of severance benefits to which Executive is entitled under the Employment Agreement]; and

[(b)]                         To the extent covered by directors’ and officers’ liability insurance on the Date of Resignation, the Company will maintain, for no less than 6 years following the Date of Resignation, directors’ and officers’ liability insurance covering the Executive’s potential liability in connection with his employment by the Company in amounts and on terms that are commensurate with the coverage provided to its active officers and directors of the Company.

6.                                      Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to Executive in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, this Agreement.  Executive acknowledges that if Executive had not executed this Agreement containing a release of all claims against the Company, Executive would only have been entitled to the payments provided in the Company’s standard severance pay plan for employees.

7.                                      Executive acknowledges and agrees that the Company previously has satisfied any and all obligations owed to Executive under any employment agreement or offer letter Executive has with the Company and, further, that, except as set forth expressly herein, this Agreement supersedes any employment agreement or offer letter Executive has with the Company, and any and all prior agreements or understandings, whether written or oral, between the parties shall remain in full force and effect to the extent not inconsistent with this Agreement, and further, that, except as set forth expressly herein, no promises or representations have been made to Executive in connection with the termination of Executive’s employment agreement or offer letter with the Company, or the terms of this Agreement.  Executive acknowledges and agrees that, with the exception of the payments described in Paragraph 5 of this Agreement, the Company has paid to him all wages and other compensation to which he was entitled.

8.                                      Executive agrees not to disclose the terms of this Agreement to anyone, except Executive’s spouse, attorney and, as necessary, tax/financial advisor except as required by law.  Likewise, the Company agrees that the terms of this Agreement will not be disclosed except as may be necessary to obtain approval or authorization to fulfill its obligations hereunder or as required by law.  It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

9.                                      Executive represents that Executive does not presently have in Executive’s possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Executive’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates.  Executive acknowledges that all such Corporate Records are the property of the Company.  In addition, Executive shall promptly return in good condition any and all beepers, credit cards, cellular telephone equipment, business cards and computers.  As of the Date of Resignation, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

10.                               Nothing in this Agreement shall prohibit or restrict Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s [designated legal, compliance or human resources officer]; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.  However, Executive waives any right to, and agrees not to seek, any personal or monetary relief from the Company based upon any such investigation or proceeding.

11.                               The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

12.                               Executive agrees and recognizes that should Executive breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach.  Further, Executive acknowledges in the event of a breach of this

Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs.

13.                               Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

14.                               This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

15.                               Executive certifies and acknowledges as follows:

(a)                                 That Executive has read the terms of this Agreement, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and every one of its affiliated entities from any legal action arising out of Executive’s employment relationship with the Company and the termination of that employment relationship;

(b)                                 That Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to Executive and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled;

(c)                                  That Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(d)                                 That Executive does not waive rights or claims that may arise after the date this Agreement is executed;

(e)                                  That the Company has provided Executive with a period of twenty-one (21) days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Agreement is satisfactory to Executive; and

(f)                                   Executive acknowledges that this Agreement may be revoked by Executive within seven (7) days after execution, and it shall not become effective until the expiration of such seven day revocation period.  In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

[SIGNATURE PAGE FOLLOWS]

Intending to be legally bound hereby, Executive and the Company executed the foregoing Separation of Employment Agreement and General Release this       day of           ,       .

Witness:
[Executive]

AMERISOURCEBERGEN CORPORATION

By:	Witness:

Name:

Title: